Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-248614

PROSPECTUS

2,296,223 SHARES

NEONODE INC.

Common Stock

This prospectus covers the sale, transfer, or other disposition of up to 2,296,223 shares of our common stock, including 684,378 shares issuable upon conversion of Preferred Stock, by certain “Selling Stockholders,” which as used herein includes donees, pledgees, transferees, and other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership, distribution, or other transfers. The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Neonode is not offering any shares of common stock for sale under this prospectus. Neonode will not receive any of the proceeds from the sale or other disposition of the shares of common stock by the Selling Stockholders.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “NEON.” On September 18, 2020, the last reported sales price of Neonode common stock, as reported on the NASDAQ Capital Market, was $7.84 per share.

Investing in our common stock involves certain risks. See the “Risk Factors” on page 4 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 as well as our subsequently filed periodic and current reports, which we file with the Securities and Exchange Commission and are incorporated by reference into this prospectus. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2020

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not, and each of the Selling Stockholders has not, authorized anyone to provide you with different information. This prospectus covers offers and sales of common stock only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, we refer to Neonode Inc. as “we,” “us,” “our,” “Company” or “Neonode.” References to “Selling Stockholders” refers to the stockholders listed herein under “Selling Stockholders” and their donees, pledgees, transferees, or other successors-in-interest.

Neonode and the Neonode logo are trademarks of Neonode Inc. registered in the United States and other countries.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Information in and incorporated by reference into this prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Statements that are not purely historical may be forward-looking.  You can identify some forward-looking statements by the use of words such as “believes,” “anticipates,” “expects,” “intends” and similar expressions.  Forward looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations, and financial position.

A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to risks relating to the purported class action lawsuit filed on August 26, 2020 in the in Delaware Court of Chancery against our Company and the Board of Directors, the impact of the COVID-19 pandemic, our history of losses since inception, our dependence on a limited number of customers, our reliance on our customers’ ability to develop and sell products that incorporate our touch technology, the length of a product development and release cycle, our and our customers’ reliance on component suppliers, the difficulty in verifying royalty amounts owed to us, our limited experience manufacturing hardware devices, our ability to remain competitive in response to new technologies, our dependence on key members of our management and development team, the costs to defend, as well as risks of losing, patents and intellectual property rights, our ability to obtain adequate capital to fund future operations, our ability to terminate our registration as a U.S. public company, and the future status of our common stock listing on the Nasdaq Stock Market and potential listing on the Nasdaq Stockholm. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date made. Because actual results or outcomes could differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. We do not undertake any responsibility to update or revise any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our common stock. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” in this prospectus and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Our Company

Neonode provides advanced optical sensing solutions for human-machine interface (“HMI”) and remote sensing solutions for driver and cabin monitoring features in automotive and other application areas.

HMI Solutions

We license our technology to Original Equipment Manufacturers (“OEMs”) and Tier 1 suppliers who embed our technology into products they develop, manufacture and sell. Our licensing customer base is primarily in the automotive and printer industries. We also offer engineering consulting services to our licensing customers on a flat rate or hourly rate basis. Typically, our customers require engineering support during the development and initial manufacturing phase for their products using our technology.

HMI Products

In addition to our technical solutions business, we design and manufacture sensor modules that incorporate our patented technology. We sell our embedded sensors components to OEMs, Original Design Manufacturers (“ODMs”) and Tier 1 suppliers for use in their products. Within this business area we derive revenues through selling embedded sensor modules and engineering consulting services. We also offer engineering consulting services to our sensor module customers on a flat rate or hourly rate basis. Typically, our customers require hardware or software modifications of our standard products or support during the development and initial manufacturing phase for their products using our technology.

Remote Sensing Solutions

We also have a newly-formed business area for driver and cabin monitoring systems based upon a software platform we developed that uses machine-learning algorithms and is flexible, scalable, and hardware-agnostic.

Corporate Information

Neonode Inc., formerly known as SBE, Inc., was incorporated in the State of Delaware on September 4, 1997. SBE, Inc.’s name was changed to Neonode Inc. upon the completion of a merger in August 2007 between SBE, Inc. and the parent company of Neonode AB, a company founded in February 2004 and incorporated in Sweden. As a result of the merger, the business and operations of Neonode AB became the primary business and operations of Neonode Inc. Our headquarters is located at Storgatan 23C, 114 55 Stockholm, Sweden and our phone number is +46 (0) 8 667 17 17. Our website address is www.neonode.com. Information contained in, or accessible through, our website is not a part of this prospectus.

Private Placement

On August 5, 2020, Neonode entered into a securities purchase agreement (the “Securities Purchase Agreement”) with institutional and accredited investors as part of a private placement (the “Private Placement”).

On August 7, 2020, pursuant to the Securities Purchase Agreement, Neonode issued a total of 1,611,845 shares of common stock (the “Common Shares”) at a price of $6.50 per Common Share, and a total of 3,415 shares with a conversion price of $6.50 per share and a stated value of $1,000 of Series C-1 5% Convertible Preferred Stock (the “Series C-1 Preferred Stock”) and Series C-2 5% Convertible Preferred Stock (the “Series C-2 Preferred Stock”), for an aggregate purchase price of $13.9 million in gross proceeds.

The shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock are substantially the same, except the conversion of the Series C-2 Preferred Stock requires additional shareholder approval, as described below. Ulf Rosberg and Peter Lindell, members of the Board of Directors of Neonode, and Urban Forssell, the Chief Executive Officer of Neonode, purchased an aggregate of $3.05 million of the Series C-2 Preferred Stock pursuant to the Securities Purchase Agreement.

Further, pursuant to the Securities Purchase Agreement, Neonode agreed to issue an additional 1,034 shares of Series C-2 Preferred Stock to Mr. Rosberg and Mr. Lindell to repay an aggregate of $1.03 million of outstanding indebtedness, including principal, fees, and interest, owed to them under loan agreements dated June 17, 2020.

On August 6, 2020, in connection with the Private Placement, Neonode designated (i) 365 shares of its authorized and unissued preferred stock as Series C-1 Preferred Stock by filing a Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Preferred Stock (the “Series C-1 Certificate of Designation”) with the Secretary of State of the State of Delaware and (ii) 4,084 shares of its authorized and unissued preferred stock as Series C-2 Preferred Stock by filing a Certificate of Designation of Preferences, Rights and Limitations of Series C-2 Preferred Stock (the “Series C-2 Certificate of Designation”) with the Secretary of State of the State of Delaware.

The Series C-1 Preferred Stock and Series C-2 Preferred Stock (together, the “Preferred Stock”) are convertible into 684,378 shares of Neonode common stock, subject to adjustment and limitations as provided in the Series C-1 Certificate of Designation and the Series C-2 Certificate of Designation. The Series C-1 Preferred Stock and the Series C-2 Preferred Stock have no voting rights, except under certain circumstances provided therein. Our Company may not alter, change or amend the Series C-1 Certificate of Designation and Series C-2 Certificate of Designation without the affirmative vote of a majority of the then outstanding Series C-1 Preferred Stock and Series C-2 Preferred Stock, respectively. The holders of the Preferred Stock are entitled to receive dividends at the rate per share of 5% per annum, payable quarterly and on the conversion date. In the event of any liquidation, dissolution or winding-up of our Company, the holders of the Preferred Stock will participate pari passu with the holders of our common stock, on an as-converted basis.

Pursuant to the Securities Purchase Agreement and in accordance with Nasdaq listing rules, Neonode at its 2020 Annual Meeting of Stockholders scheduled for September 29, 2020 is seeking shareholder approval with respect to the Private Placement and additional shareholder approval for the issuance of Series C-2 Preferred Stock to Messrs. Rosberg, Lindell, and Forssell.

In connection with the Securities Purchase Agreement, Neonode entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which Neonode is filing a registration statement of which this prospectus forms a part with the SEC relating to the offer and sale by the holders of the Common Shares, and the shares of common stock underlying the Series C-1 Preferred Stock and the Series C-2 Preferred Stock. Pursuant to the Registration Rights Agreement, Neonode is obligated to file the registration statement within 30 calendar days and to use reasonable best efforts to cause the registration statement to be declared effective within 75 calendar days, or 105 calendar days in the case of a full review by the SEC. Failure to meet those and related obligations, or failure to maintain the effective registration of the Common Shares and the shares of common stock underlying the Preferred Stock will subject Neonode to payment for liquidated damages.

Copies of the Series C-1 Certificate of Designation, the Series C-2 Certificate of Designation, the Securities Purchase Agreement, and the Resale Registration Statement are incorporated by reference in this prospectus and filed as Exhibit 3.1.C.1, Exhibit 3.1.C.2, Exhibit 10.1, and Exhibit 10.2 hereto. The foregoing summaries of each, including the Preferred Stock, are qualified in their entirety by reference to such documents.

The Offering

Common stock outstanding:	10,782,999 shares(1)

Common stock that may be sold or otherwise disposed of by the Selling Stockholders:	2,296,223 shares(2)

NASDAQ Capital Market symbol for common stock:	NEON

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares covered by this prospectus.

Risk factors:	See “Risk Factors” on page 4 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 as well as our subsequently filed periodic and current reports, for a discussion of factors to consider before investing in shares of our common stock.

(1)	The number of shares shown to be outstanding is based on the number of shares of our common stock outstanding as of August 10, 2020, and does not include shares issuable upon conversion of outstanding preferred stock (including the shares of common stock being registered hereunder underlying the Preferred Stock held by the Selling Stockholders), exercise of warrants, or reserved for issuance upon the exercise of options granted or available under our equity compensation plans.

(2)	The number of shares being registered hereunder includes 1,611,845 shares of common stock, 56,154 shares of common stock issuable upon conversion of Series C-1 5% Convertible Preferred Stock, and 628,224 shares of common stock issuable upon conversion of Series C-2 5% Convertible Preferred Stock.

RISK FACTORS

An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks described in the section entitled “Risk Factors” contained in this prospectus and any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent filings with the SEC, in addition to the risk factor set forth below.

We and our directors have been named as defendants in a purported class action lawsuit.

On August 26, 2020, a putative stockholder of Neonode filed a purported class action lawsuit (C.A. No. 2020-0701-AGB) in the Delaware Court of Chancery against our Company and the Board of Directors of our Company for breach of fiduciary duty in connection with disclosure of information concerning Proposals 5 and 6 at the 2020 Annual Meeting of Stockholders to be held on September 29, 2020. These proposals for shareholder approval relate to a private placement of common stock and preferred stock by our Company on August 5, 2020 in which two directors and the chief executive officer of our Company participated. We believe the lawsuit is without merit.

It is possible that additional suits will be filed, or allegations received from stockholders, with respect to these same or other matters and also naming us and/or our officers and directors as defendants. This lawsuit and any other related lawsuits are subject to inherent uncertainties, and the actual defense and disposition costs will depend upon many unknown factors. The outcome of this lawsuit is necessarily uncertain. We currently are not able to estimate the possible cost to us from these matters, as this lawsuit is currently at an early stage, and we cannot be certain how long it may take to resolve these matters.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the shares of common stock covered by this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution, or other transfer, may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of common stock by the Selling Stockholders or any other person.

SELLING STOCKHOLDERS

The shares of common stock covered by this prospectus are those previously issued in the private placement described above, including those issuable upon conversion of the Preferred Stock. For additional information regarding the issuances of those securities, see “Private Placement” above.

We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale or other disposition from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of our common stock by each of the Selling Stockholders. The second column lists the number of shares of our common stock beneficially owned by each of the Selling Stockholders, including shares of common stock underlying Preferred Stock issued in the private placement and warrants issued in a previous private placement, as of August 10, 2020. The third column lists the shares of common stock covered by this prospectus. The fourth column assumes the sale of all of the shares covered by this prospectus.

Under the terms of the Preferred Stock, a Selling Stockholder may not convert the Preferred Stock to the extent such conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed a specified maximum amount. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Mr. Rosberg and Mr. Lindell are each a member of the Board of Directors of Neonode and Urban Forssell is the Chief Executive Officer of Neonode. Other than Messrs. Rosberg, Lindell, and Forssell, none of the Selling Stockholders has had a material relationship with us within the last three years except for the ownership of securities.

To our knowledge, none of the Selling Stockholders is a broker-dealer. Other than CVI Investments, Inc. and Messrs. Harris, Hartfiel, and Lipman, none of the Selling Stockholders is an affiliate of a broker-dealer. Each of CVI Investments, Inc. and Messrs. Harris, Hartfiel, and Lipman have certified to us that it or he bought the shares of common stock being registered for its or his own account and at the time of purchase, it or he had no agreements or understandings, directly or indirectly, with any person to distribute the shares being registered.

	Number of Shares of Common Stock Beneficially Owned Prior to	Maximum Number of Shares of Common Stock to be Sold Pursuant to this	Number of Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Stockholder	Offering	Prospectus	Shares	Percentage
UMR Invest AB(2)	1,854,068	264,112	1,589,956	13.9%
Cidro Forvaltning AB(3)	1,799,032	264,112	1,534,920	13.4%
Special Situations Technology Fund II L.P.	577,803	391,508	186,295	1.6%
Special Situations Technology Fund L.P.	100,317	70,030	30,287	*
Cooper Creek Partners (Master) ltd	423,077	423,077	0	*
CVI Investments, Inc.(4)	331,750	308,000	23,750	*
Staffan Knafve	278,462	38,462	240,000	2.0%
Urban Forssell	100,000	100,000	0	*
Iroquois Capital Investment Group, LLC	82,308	72,308	10,000	*
Iroquois Master Fund, Ltd.	78,653	66,153	12,500	*
Peter Knafve	57,885	7,692	50,193	*
Shay Capital LLC	50,000	50,000	0	*
ABE Brazil Investment Company Ltd	47,500	10,000	37,500	*
John Lipman	42,308	42,308	0	*
Kevin Harris	43,461	38,461	5,000	*
Cruiser Capital Master Fund, L.P.	37,692	37,692	0	*
Laurence Lytton	30,769	30,769	0	*
KC Gamma Opportunity Fund LP	30,769	30,769	0	*
MAZ Partners LP	25,000	20,000	5,000	*
Taylor Frigon Capital Partners L.P.	15,385	15,385	0	*
Rick Hartfiel	17,885	15,385	2,500	*

*	Less than one percent.

(1)	Assumes 11,467,377 shares of our common stock are outstanding after the offering, which reflects 10,782,999 shares presently outstanding and 684,378 shares issuable upon conversion of the Preferred Stock.

(2)	UMR Invest AB is an entity beneficially owned by Ulf Rosberg, a member of the Board of Directors of Neonode.

(3)	Cidro Forvaltning AB is an entity beneficially owned by Peter Lindell, a member of the Board of Directors of Neonode.

(4)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale of shares purchased by CVI and offered pursuant to this prospectus.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm as stated in its report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock covered hereby will be passed upon for us by Rimon, P.C., San Francisco, California.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement, or other document.  Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.neonode.com. Information contained in, or accessible through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus. Information contained in any supplement to this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering covered by this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 11, 2020 and the amendment thereto filed on April 29, 2020;

●	Our Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2020 and June 30, 2020 filed on May 13, 2020 and August 14, 2020 respectively;

●	Our Current Reports on Form 8-K filed on June 22, 2020, August 10, 2020, and September 4, 2020; and

●	The description of our common stock included in our registration statement on Form 8-A filed on April 26, 2012, including any amendment or reports filed for the purpose of updating such description.

We will provide at no cost, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Neonode Inc.

Storgatan 23C, 114 55

Stockholm, Sweden

+46 (0) 8 667 17 17